Ohr Pharmaceutical, Inc. 8-K

Exhibit 99.1

Ohr Pharmaceutical Announces Submission of a Special Protocol Assessment and
Upcoming Presentation on OHR-102 at American Academy of Ophthalmology

Additional Results from Phase II IMPACT Study to be Featured at Podium Presentation
at AAO on Friday, November 13

NEW YORK, November 12, 2015 -- Ohr Pharmaceutical, Inc. (Nasdaq: OHRP), an ophthalmology research and development company, today announced the company has submitted a Special Protocol Assessment (SPA) request to the U.S. Food and Drug Administration (FDA or agency), as part of the ongoing interaction with the FDA on the detailed design of the Phase 3 clinical development program of OHR-102 (Squalamine Lactate Ophthalmic Solution, 0.2%) for the treatment of neovascular Age-Related Macular Degeneration (wet AMD).

The SPA request includes a detailed protocol that was designed based on previous guidance the company received from the agency, to address and adequately provide the agency with a Phase 3 program that produces data that would allow assessment of efficacy and safety of OHR-102 for the treatment of patients with wet AMD. The FDA may take up to 45 calendar days to provide comments to Ohr Pharmaceutical.

“We have submitted an SPA request to the FDA with the goal of solidifying the development and regulatory pathway for OHR-102, and specifically, the details of our planned Phase 3 clinical trials,” said Jason Slakter, M.D., Chief Executive Officer of Ohr. “OHR-102 may offer wet AMD patients a convenient, topical approach that produces clinically meaningful improvements in vision beyond that achieved with anti-VEGF injections alone, and we are excited to be moving the program into Phase 3 development.”

The planned Phase 3 clinical trials are designed as well-controlled, double-masked, placebo-controlled, multicenter, international studies of OHR-102 administered twice a day in patients with newly diagnosed wet AMD, in combination with Lucentis® injections. The company expects to initiate the Phase 3 program in late 2015 and enroll the first patients by year-end 2015 or in the first calendar quarter of 2016.

Presentation at the Annual American Academy of Ophthalmology Meeting

The company will be presenting additional detailed data from the recently completed Phase II IMPACT study during the retina subspecialty meeting at the American Academy of Ophthalmology annual meeting, taking place from November 13-17, 2015, in Las Vegas, NV. The podium presentation will be given by Dr. David S. Boyer, retina specialist at Retina-Vitreous Associates Medical Group, Beverly Hills, and investigator in the IMPACT study. Details of the presentation are as follows:

Title:	Squalamine Eye Drops in Retinal Vascular Diseases
Speaker:	Dr. David S. Boyer
Location:	Sands Expo/Venetian

Time:	Friday, November 13, 2015, 3:43pm PST

About a Special Protocol Assessment (SPA)

A Special Protocol Assessment (SPA) from the FDA is a binding agreement that the design and planned analysis of a study adequately address the objectives necessary to support a regulatory submission. More information about the FDA’s Special Protocol Assessment process is available at http://www.fda.gov/downloads/Drugs/.../Guidances/ucm080571.pdf.

About Ohr Pharmaceutical, Inc.

Ohr Pharmaceutical, Inc. (NasdaqCM:OHRP) is an ophthalmology research and development company. The company’s lead product, OHR-102 (Squalamine Lactate Ophthalmic Solution, 0.2%), is currently being studied as an eye drop formulation in clinical trials for back-of-the-eye diseases, including the wet form of age-related macular degeneration, retinal vein occlusion, and proliferative diabetic retinopathy. In addition, Ohr has a sustained release micro fabricated micro-particle ocular drug delivery platform with several preclinical drug product candidates in development for glaucoma, steroid-induced glaucoma, ocular allergies, and protein drug delivery. Additional information on the company may be found at www.ohrpharmaceutical.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as the date thereof, and Ohr Pharmaceutical undertakes no obligation to update or revise the forward-looking statement whether as a result of new information, future events or otherwise. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. Shareholders and prospective investors are cautioned that no assurance of the efficacy of pharmaceutical products can be claimed or assured until final testing; and no assurance or warranty can be made that the FDA will approve final testing or marketing of any pharmaceutical product. Ohr’s most recent Annual Report and subsequent Quarterly Report discuss some of the important risk factors that may affect our business, results of operations and financial condition.

CONTACT:

Investor Relations

888-388-2327

ir@ohrpharmaceutical.com

LifeSci Advisors, LLC

Michael Wood

646-597-6983

mwood@lifesciadvisors.com

Lucentis® is a registered trademark of Genentech, Inc.